Exhibit 99.1

For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

MEDICAL JOURNAL REPORTS TEDUGLUTIDE IMPROVES INTESTINAL FUNCTION

IN PATIENTS WITH SHORT BOWEL SYNDROME

Salt Lake City — August 18, 2005 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that results from a Phase 2 clinical trial with the investigational drug teduglutide in subjects with short bowel syndrome (SBS), published in the September 2005 (vol. 54, no. 9) issue of the gastroenterology journal Gut, showed that daily subcutaneous injections of teduglutide achieved significant growth of the intestinal lining and improved dietary absorption of nutrients and fluids.

“The results of this study are important because this represents a breakthrough for patients with intestinal failure due to inadequate absorptive surface,” said Lyn Howard, MD, an author of the Gut manuscript and study investigator at Albany Medical College in Albany, New York. “These patients have lost so much of their small bowel, and in some cases portions or all of their large bowel also, due to surgery following disease or trauma that they must rely on intravenous feeding. Teduglutide may offer them the opportunity to derive enough nutritional benefit from a normal, oral diet to reduce their dependence on intravenous feeding by increasing the functionality of the remaining small bowel. That would be a significant step toward better health and an improved lifestyle.”

Teduglutide is a proprietary analog of the naturally occurring hormone glucagon-like peptide-2 (GLP-2). Both teduglutide and GLP-2 stimulate the growth of cells that line the intestinal tract, but a substitution of one of the amino acids in the GLP-2 chain imparts a longer effective therapeutic duration to teduglutide. This appears to be of particular benefit to patients with intestinal failure or insufficient intestinal length for adequate nutritional absorption.

In the study, teduglutide was given by subcutaneous injection for 21 days to 16 patients with SBS. Three patients received 0.03 milligrams per kilogram of body weight per day (mg/kg/day), ten patients received 0.10 mg/kg/day and three patients received 0.15 mg/kg/day. Nutrient balance studies and intestinal mucosa biopsies were done for all patients at the beginning of the study to establish baseline measurements of intestinal function, then during the last three days of treatment and again after three weeks of no treatment at a follow up exam.

Results of the study showed that teduglutide significantly increased absolute and relative wet weight absorption, urine weight and urine sodium excretion all of which are important measurements of the drug’s potential to lower SBS patient’s intravenous fluid requirements. The effects were similar for patients with and without a functioning colon. Teduglutide also decreased fecal weight and energy excretion, additional measures of improved intestinal utilization of fluids, nutrients and energy. Tissue biopsies showed a positive effect of teduglutide on villus height and crypt cell depth, indicating structural improvements to the intestinal lining. The most common drug related side effects in the study were enlargement of the rings of tissue surrounding openings created for jejunostomy (collection) bags and slight swelling of the lower legs.

On the basis of these results, NPS Pharmaceuticals initiated an 80-patent, multi-center, double-blind Phase 3 efficacy study. In this trial, patients with SBS are being randomized to receive 0.05 or 0.10 mg/kg/day of teduglutide, or a placebo for six months, with a six-month follow up study. The primary end-point in this study is a reduction in need for intravenous feeding. To date, just over half of the patients required for the study have been enrolled and randomized to treatment or placebo arms.

About SBS

A patient has short bowel syndrome, or SBS, when there is an insufficient length of small bowel remaining to maintain health without the need for macronutrient and/or sodium chloride and water supplements (Intestinal Failure, Jeremy Nightingale, ed.). It is estimated that the annual prevalence of SBS patients with non-malignant disease who receive home intravenous feeding is at least 40 per million of the U.S. population, or more than 10,000 patients (Gastroenterology 1995; 109:355-365 and 2003; 124: 1111-1134). Teduglutide has been granted orphan drug status by the U.S. Food and Drug Administration in the U.S. and orphan medical product status by the European Medicines Agency in the E.U. as a treatment for SBS.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. In addition to the Phase 3 study in patients with SBS, NPS is conducting a Phase 2 proof-of-concept study with teduglutide in patients with Crohn’s disease. Additional information about NPS is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the likelihood that teduglutide will be an appropriate therapy for patients who have SBS. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of August 18, 2005 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended 2004, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

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